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AGREEMENT AND PLAN OF MERGER

among

ACTIVECARE, INC.,

ACTIVECARE NEVADA, INC.,

HG PARTNERS, INC.,

HARBORVIEW MASTER FUND, L.P.

and

GEMINI MASTER FUND, LTD.

Dated as of September 4, 2009

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i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 4, 2009 is made by and among ActiveCare, Inc., a Delaware corporation (“ActiveCare”), ActiveCare Nevada, Inc., a Nevada corporation wholly-owned by ActiveCare (“Merger Sub”), HG Partners, Inc., a Nevada corporation (“HG”), Harborview Master Fund, L.P., a British Virgin Islands limited partnership (“Harborview”) and Gemini Master Fund, Ltd., a Cayman Islands corporation (“Gemini” and together with Harborview, the “HG Shareholders”). ActiveCare, Merger Sub, and HG are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

A.           The Boards of Directors of ActiveCare, Merger Sub and HG each have determined that the acquisition of HG by ActiveCare through the merger of Merger Sub with and into HG pursuant to the terms and subject to the conditions set forth herein is in the best interests of their respective companies and shareholders.

B.           ActiveCare owns one-hundred percent (100%) of the capital stock of Merger Sub.

C.           Pursuant to the Merger, each outstanding share of capital stock of HG (“HG Shares”) shall be converted into common shares of ActiveCare, at the rate set forth herein.

D.           HG and ActiveCare desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.           The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Entity.

“ActiveCare” has the meaning set forth in the Preamble to this Agreement.

“ActiveCare Common Stock” means ActiveCare’s common stock, $.00001 par value per share.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Agreement” means this Agreement as amended or supplemented together with all Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.

“Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.

“Certificates” has the meaning set forth in Section 3.5(a).

“Claim Notice” has the meaning set forth in Section 8.2(c).

“Closing” means the closing of the Merger.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Documents” has the meaning set forth in Section 5.5.

“Plan” means any stock incentive plan or employee stock purchase plan.

“Commission” means the United Stated Securities and Exchange Commission.

“Contract” means any written or oral (to the extent legally binding) agreement, contract, commitment, arrangement, indenture, note, bond, lease, understanding or other legally binding agreement.

“Dispute Period” means the period ending thirty (30) calendar days following receipt of a Claim Notice or an Indemnity Notice from an Indemnified Party.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 5.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” has the meaning set forth in Section 5.5.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of federal, state or local government, with jurisdiction over the Parties.

“HG” has the meaning set forth in the Preamble to this Agreement.

“HG Indemnitees” has the meaning set forth in Section 8.2(a).

“HG Shares” means the common stock, $0.001 par value per share, of HG.

“Indebtedness” has the meaning set forth in Section 5.10.

“Indemnified Party” has the meaning set forth in Section 8.2(c).

“Indemnifying Party” has the meaning set forth in Section 8.2(c).

“Intellectual Property” has the meaning set forth in Section 5.17.

“Knowledge” and words of similar import mean the actual knowledge after reasonable investigation.

“Law” means any constitutional provision, statute, ordinance or other law, duly enacted and enforceable rule or regulation, or any binding interpretation or Order of any Governmental Entity.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, fine, loss, damage, deficiency, guarantee or endorsement of a Person, whether absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, fixed or otherwise, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

“Loss” or “Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means changes, developments or occurrences which, individually or in the aggregate, have materially and adversely affected or would have a material adverse effect on the condition, business, financial position, assets, Liabilities or results of operations of the entity concerned, taken as a whole with such entity’s consolidated subsidiaries or on the ability of such entity to consummate the transactions contemplated hereby or to perform any of its respective material obligations under this Agreement.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“NRS” has the meaning set forth in Section 2.1.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Entity.

“Organizational Documents” means, with respect to any Party, its articles or certificate of incorporation articles or certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement or other similar formation and/or governing documents.

“Party” or “Parties” has the meaning set forth in the Preamble to this Agreement.

“Person” means any individual, general partnership, limited partnership, limited liability partnership, corporation, joint venture, limited liability company, trust, cooperative association, unincorporated organization, benefit plan, governmental or quasi-governmental, judicial or regulatory entity, or any other entity or any department, agency or subdivision thereof, and the heirs, legal representatives, successors and assigns of any of the foregoing where the context so admits.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.26.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by ActiveCare or HG, as the case may be, and/or any of their other Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Third-Party Claim” has the meaning set forth in Section 8.2(c).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees and any similar taxes.

ARTICLE II
THE MERGER

Section 2.1            The Merger.  On the terms and subject to the conditions contained in this Agreement, as of the Effective Time, Merger Sub shall be merged with and into HG in accordance with this Agreement and the separate existence of Merger Sub shall thereupon cease (the “Merger”).  HG shall be the surviving corporation in the Merger (HG, after the Effective Time, is sometimes hereinafter referred to as the “Surviving Corporation”).  From and after the Effective Time, all the rights, property, privileges, powers, and franchises of each of the merging companies shall vest in the Surviving Corporation, and the Surviving Corporation shall be subject to all the debts and liabilities of HG and Merger Sub.  The Merger shall have the effects provided in this Agreement and the applicable provisions of the Nevada Revised Statutes (the “NRS”).

Section 2.2            Closing and Effective Time.  The consummation of the Merger will take place as of the Closing Date or as promptly as practicable hereafter and will take place at the offices of Durham Jones & Pinegar, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, or such other location as may be agreed to in writing by the parties hereto (the “Closing”).  Concurrent with the execution of this Agreement, the Parties shall cause Articles of Merger in the form attached hereto as Exhibit A, satisfying the requirements of Section 92A.200 of the NRS to be properly executed, verified and delivered for filing in accordance with the NRS.  The Merger shall become effective upon the acceptance for record of the Articles of Merger by the Secretary of State of the State of Nevada in accordance with the NRS or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable Law as the effective time of the Merger (the “Effective Time”).  At the Closing, in addition to this fully executed Agreement and the other transaction documents contemplated hereby, the following items shall be delivered to ActiveCare and HG, as applicable:

(i)        The Articles of Merger, duly executed by Merger Sub and HG;

(ii)       Resignations of the officers and directors of HG who were serving in such capacity prior to the Merger;

Section 2.3            Articles of Incorporation; By-Laws.  The Articles of Incorporation of HG in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.  The By-laws of HG in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.4            Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected and appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws or as otherwise provided.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws or as otherwise provided.

ARTICLE III
CONVERSION OF SHARES

Section 3.1            Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each HG Share issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into the right to receive 0.084 of one share of ActiveCare Common Stock (all such shares of ActiveCare Common Stock, together with any shares of ActiveCare Common Stock issuable pursuant to ARTICLE X below are referred to herein collectively as the “Merger Shares”). No adjustment shall be made in the number of shares of ActiveCare Common Stock issued in the Merger as a result of any increase or decrease in the market price of ActiveCare Common Stock prior to the Effective Time.

Section 3.2          Cancellation of HG Shares Owned by HG.  At the Effective Time, all HG Shares that are owned by HG as treasury stock shall be cancelled and extinguished without any conversion thereof.

Section 3.3            Fractional Shares.  No fraction of a share of ActiveCare Common Stock will be issued, but in lieu thereof the number of shares of ActiveCare Common Stock each holder of HG Shares who would otherwise be entitled to a fraction of a share of ActiveCare Common Stock (after aggregating all fractional shares of ActiveCare Common Stock to be received by such holder) shall be rounded up to the nearest whole number of ActiveCare Common Stock.

Section 3.4            Conversion of Merger Sub Shares.  At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation, and such shares will be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.  From and after the Effective Time, each certificate theretofore representing shares of common stock of Merger Sub will be deemed for all purposes to evidence ownership and to represent the same number of shares of common stock of the Surviving Corporation.

Section 3.5            Surrender of Certificates.

(a)      Exchange Procedures. As soon as reasonably practicable after the Effective Time, ActiveCare will deliver to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding HG Shares, whose shares were converted into the right to receive shares of ActiveCare Common Stock pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by ActiveCare, and shall be in such form and have such other provisions as ActiveCare may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ActiveCare Common Stock.  Upon surrender of a Certificate for cancellation to ActiveCare or to such other agent or agents as may be appointed by ActiveCare, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of ActiveCare Common Stock that such holder has the right to receive pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be canceled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of HG Shares will be deemed from and after the Effective Time, for all corporate purposes to evidence the ownership of the number of full shares of ActiveCare Common Stock into which such shares of HG shall have been so converted.

(b)       Distributions with Respect to Unexchanged Shares  No dividends or other distributions declared or made after the Effective Time, with respect to ActiveCare Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificates until the holder of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, there shall be paid to the record holder of the certificates representing whole shares of ActiveCare Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ActiveCare Common Stock.

(c)       Transfers of Ownership.  If any certificate for shares of ActiveCare Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to ActiveCare or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of ActiveCare Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of ActiveCare or any agent designated by it that such tax has been paid or is not payable.

(d)      No Liability. Notwithstanding anything to the contrary in this Section 3.5, neither ActiveCare nor Merger Sub shall be liable to any holder of HG Shares or options or warrants to purchase HG Shares at the Effective Time for shares of ActiveCare Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.6           Registration.  As soon as practicable, but in no event later than thirty (30) calendar days after the Closing Date, ActiveCare shall prepare and file a registration statement on Form S-1 to register all of the Merger Shares. Such registration statement shall cover to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of ActiveCare Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Merger Shares. The Company shall (i) not permit any securities other than the Merger Shares and any securities issuable pursuant to that certain Series A Convertible Preferred Stock Purchase Agreement, of even date herewith, between ActiveCare and the purchasers thereunder, to be included in the registration statement and (ii) use its best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event prior to ninety (90) calendar days after the Closing Date, and to keep such registration statement continuously effective under the Securities Act until such date as is the earlier of (x) the date when all Merger Shares covered by such registration statement have been sold or (y) the date on which all Merger Shares may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 as determined by the counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect.  If at any time and for any reason, an additional registration statement is required to be filed because at such time the actual number of Merger Shares outstanding exceeds the number of Merger Shares remaining under the registration statement, the Company shall have twenty (20) calendar days to file an additional registration statement, and the Company shall use its best efforts to cause such additional registration statement to be declared effective by the Commission as soon as possible, but in no event later than ninety (90) days after filing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HG

HG hereby represents and warrants to ActiveCare and Merger Sub that the statements contained in this Article IV are true and correct as of the Closing Date, except as expressly set forth in the disclosure schedule delivered by HG to ActiveCare on or before the date of this Agreement.

Section 4.1           Organization and Good Standing.  HG is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite corporate power and authority and all licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its activities or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.  HG has delivered to ActiveCare correct and complete copies of its Organizational Documents as of the date hereof.  HG is not in default under or in violation of any provision of its Organizational Documents.  All of the outstanding shares of capital stock of HG have been duly authorized, validly issued, and are fully paid and nonassessable.  HG is not nor has been an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.2           Authorization, Validity, and Effect of Agreement.  HG has the requisite capacity, power, and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The Board of Directors and shareholders of HG have approved this Agreement, the Merger, and the transactions contemplated by this Agreement, and no other approval of HG is required in order to consummate the Agreement, the Merger, or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by HG, and assuming the due execution hereof by ActiveCare and Merger Sub, constitutes the valid and legally binding obligation of HG, enforceable against HG in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3            Capitalization.  The entire authorized capital stock of HG consists of 75,000,000 shares of stock, of which 74,000,000 shares are designated as common stock and 1,000,000 shares are designated as preferred stock.  There are 10,000,000 shares of common stock issued and outstanding and held of record by Harborview and Gemini, and no HG Shares are held in treasury.  No shares of preferred stock are issued and outstanding.  All of the outstanding capital stock of HG is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of HG, and no subscriptions, warrants, options, calls, rights (pre-emptive or other) or other contracts, arrangements, understandings or commitments obligating HG to issue or dispose of any of its equity securities or any ownership interest therein.  All outstanding HG Shares have been issued in compliance with all federal and state securities and blue sky laws.

Section 4.4            No Conflicts; Consents.

(a)       Neither the execution and delivery by HG of this Agreement nor the consummation by HG of the transactions contemplated by this Agreement in accordance with its terms will: (i) conflict with or result in a breach of any provisions of the Organizational Documents of HG; (ii) to the Knowledge of HG, violate, result in a breach of any provision of, or constitute a default under, or require any approval or consent under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in a material adverse change to, or result in the creation of any Lien upon any of the properties owned or leased by HG under any Contract to which HG is a party, or by which HG or any of its properties are bound, except for any of the foregoing matters in this clause which, individually or in the aggregate, would not have a Material Adverse Effect; or (iii) assuming compliance with the matters set forth in Section 4.4(b), contravene or conflict with or constitute a violation of any provision of any Law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to HG.

(b)      Other than filings required to be made with the Secretary of State of the State of Nevada to consummate the Merger, no consent, authorization or approval of, or filing with, any Governmental Entity is required by HG in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5            No Other Agreements to Sell the Shares.  HG does not have any legal obligation, absolute or contingent, to any other Person to sell the HG Shares, to sell any assets of HG (other than that certain Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations between HG and Jeffrey Thompson dated effective as of August 28, 2009), or to effect any merger, consolidation or other reorganization or to enter into any agreement related thereto.

Section 4.6            Legal Compliance.  The actions of HG in the operation of HG, have been in compliance with all applicable Laws, except for violations of applicable Laws that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7            Financial Statements.  HG has filed reports under the Exchange Act on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009, and an Annual Report on Form 10-K for the fiscal year ended December 31, 2008. HG became subject to the reporting requirements of the Exchange Act on May 11, 2007. HG is currently a voluntary filer under the Exchange Act and has timely filed all reports it has filed under the Exchange Act as though it was subject to the reporting requirements of the Exchange Act. The financial statements included in or incorporated by reference into these documents (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of HG as of the indicated dates and the results of operations of HG for the indicated periods; provided, however, that any interim statements are subject to normal year-end adjustments.

Section 4.8           Employees.  HG is not party to any agreement which could require it to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee of HG or former employee of HG.

Section 4.9           Employee Benefits. With respect to each employee benefit plan maintained by HG, including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA, any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (all the foregoing being herein called an “HG Benefit Plan”), no event has occurred and, to the Knowledge of HG, there exists no condition or set of circumstances in connection with which HG could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on HG under ERISA, the Code or any other applicable law. No HG Benefit Plan exists that could result in the payment to any person of any money or other property or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, and whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

Section 4.10         Litigation.  There is no Action pending against HG or, to HG’s Knowledge after due inquiry, threatened against HG which would have a Material Adverse Effect.  HG is in compliance with each Order entered, issued or rendered by any Governmental Entity related to its business to which HG is subject, except where such failure to comply would not have a Material Adverse Effect.

Section 4.11         Taxes.  HG has accurately prepared and filed all federal, state, foreign and other tax returns required by Law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of HG for all current taxes and other charges to which HG is subject and that are not currently due and payable. None of the federal income tax returns of HG have been audited by the Internal Revenue Service. HG has no Knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against HG for any completed tax period, nor of any basis for any such assessment, adjustment or contingency.

Section 4.12          Powers of Attorney.  HG has not granted to any Person any powers of attorney or similar authorization with respect to HG.

Section 4.13          No Brokers.  HG has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACTIVECARE

As a material inducement to HG and the HG Shareholders to enter into this Agreement, ActiveCare represents and warrants to HG and the HG Shareholders as of the date hereof and the Closing Date (except as set forth on the Schedule of Exceptions attached hereto with each numbered Schedule corresponding to the section number herein), as follows:

Section 5.1           Organization ,Good Standing and Power.  ActiveCare is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. ActiveCare does not have any Subsidiaries except as set forth in ActiveCare’s registration statement on Form S-1 filed with the Commission on September 30, 2008, including the accompanying financial statements, or in ActiveCare’s Form 10-Q for the fiscal quarter ended June 30, 2009, or on Schedule 5.1 hereto. ActiveCare and of its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect.

Section 5.2            Authority and Enforceability.  ActiveCare has the requisite corporate power and authority to enter into and perform this Agreement and otherwise carry out its obligations thereunder. The execution, delivery and performance of this Agreement by ActiveCare and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of ActiveCare or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by ActiveCare. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of ActiveCare enforceable against ActiveCare in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

Section 5.3            Capitalization  The authorized capital stock of ActiveCare, the number of shares of such capital stock issued and outstanding, and the number of shares of capital stock reserved for issuance upon the exercise or conversion of all outstanding warrants, stock options, and other securities issued by ActiveCare, as of the date hereof, are set forth on Schedule 5.3 hereto. Except as set forth in this Agreement and as set forth on Schedule 5.3 hereto, no shares of ActiveCare Common Stock or any other security of ActiveCare are entitled to preemptive rights, registration rights, rights of first refusal or similar rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever granted by ActiveCare or existing pursuant to agreements to which ActiveCare is a party and relating to, or securities or rights convertible into, any shares of capital stock of ActiveCare. Furthermore, except as set forth in this Agreement and as set forth on Schedule 5.3 hereto, there are no contracts, commitments, understandings, or arrangements by which ActiveCare is or may become bound to issue additional shares of the capital stock of ActiveCare or options, securities or rights convertible into shares of capital stock of ActiveCare. Except as set forth in this Agreement or as set forth on Schedule 5.3 hereto, ActiveCare is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 5.3 hereto, ActiveCare is not a party to, and it has no Knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of ActiveCare. Except as disclosed on Schedule 5.3 or 5.9 hereto, (i) there are no outstanding debt securities, or other form of material debt of ActiveCare or any of its Subsidiaries, (ii) there are no outstanding securities of ActiveCare or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings, agreements or arrangements by which ActiveCare or any of its Subsidiaries is or may become bound to redeem a security of ActiveCare or any of its Subsidiaries, (iii) ActiveCare does not have any stock appreciation rights or “phantom stock” plans or agreements, or any similar plan or agreement and (iv) as of the date of this Agreement, except as disclosed on Schedule 5.3 hereto, to ActiveCare’s and each of its Subsidiaries’ Knowledge, no Person or group of related Persons beneficially owns or has the right to acquire by agreement with or by obligation binding upon ActiveCare, beneficial ownership of in excess of 5% of the ActiveCare Common Stock. Any Person with any right to purchase securities of ActiveCare that would be triggered as a result of the transactions contemplated hereby has waived such rights or the time for the exercise of such rights has passed. Except as set forth on Schedule 5.3 hereto, there are no options, warrants or other outstanding securities of ActiveCare (including, without limitation, any equity securities issued pursuant to any ActiveCare stock incentive plan or employee stock purchase plan, the vesting of which will be accelerated by the transactions contemplated hereby. ActiveCare has furnished or made available to the Parties true and correct copies of ActiveCare’s Certificate of Incorporation as in effect on the date hereof, and ActiveCare’s Bylaws as in effect on the date hereof.

Section 5.4           No Conflicts. The execution, delivery and performance of this Agreement by ActiveCare, the performance by ActiveCare of its obligations under this Agreement and the consummation by ActiveCare of the transactions contemplated herein do not and will not (i) conflict with or violate any provision of ActiveCare’s Certificate of Incorporation or Bylaws or the Organizational Documents of any Subsidiary of ActiveCare, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which ActiveCare or any Subsidiary of ActiveCare is a party or by which it or its properties or assets are bound, (iii) create or impose a Lien of any nature on any property of ActiveCare or any Subsidiary of ActiveCare under any agreement or any commitment to which ActiveCare or any Subsidiary of ActiveCare is a party or by which ActiveCare is bound or by which any of its respective properties or assets are bound or (iv) result in a violation of any federal, state, local or foreign Law (including federal and state securities laws and regulations) applicable to ActiveCare or any of its Subsidiaries or by which any property or asset of ActiveCare or any of its Subsidiaries are bound or affected, except, in all cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.  The business of ActiveCare and its Subsidiaries is not being conducted in violation of any Laws, except for possible violations which singly or in the aggregate do not and will not have a Material Adverse Effect.

Section 5.5           Commission Documents, Financial Statements.  The ActiveCare Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and ActiveCare has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act from January 1, 2009 through the date hereof (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  ActiveCare has delivered or made available to HG true and complete copies of the Commission Documents.  ActiveCare has not provided to HG or the HG Shareholders any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by ActiveCare but which has not been so disclosed, other than with respect to the transaction contemplated by this Agreement.  At the times of their respective filings, the Commission Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents and, as for their respective dates, none of the Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of ActiveCare included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of ActiveCare and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 5.6            Subsidiaries.  Schedule 5.6 hereto sets forth each Subsidiary of ActiveCare, showing the jurisdiction of its incorporation or organization and showing the percentage of each Person’s ownership. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither ActiveCare nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence. Neither ActiveCare nor any Subsidiary is party to, nor has any Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

Section 5.7            No Material Adverse Change. Since September 30, 2008, neither ActiveCare nor any Subsidiary has experienced or suffered any Material Adverse Effect or any event, occurrence or development that could reasonably be expected to result in a Material Adverse Effect.

Section 5.8            No Undisclosed Liabilities. Neither ActiveCare nor any of its Subsidiaries has any Liabilities (whether secured or unsecured or otherwise) other than those incurred in the ordinary course of ActiveCare’s or its Subsidiaries respective businesses since September 30, 2008, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on ActiveCare or its Subsidiaries.

Section 5.9           No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to ActiveCare or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable Law requires public disclosure or announcement by ActiveCare but which has not been so publicly announced or disclosed.

Section 5.10          Indebtedness. Schedule 5.10 hereto sets forth as of a recent date all outstanding secured and unsecured Indebtedness of ActiveCare or any Subsidiary, or for which ActiveCare or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in ActiveCare’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Neither ActiveCare nor any Subsidiary is in default with respect to any Indebtedness.

Section 5.11          Title to Assets. Each of ActiveCare and its Subsidiaries has good and marketable title to all of its real and personal property set forth in its Final 424(b)(3) Prospectus filed with the Commission on January 20, 2009, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those that, individually or in the aggregate, do not cause and are not reasonably likely to cause a Material Adverse Effect. All leases of ActiveCare and each of its Subsidiaries are valid and subsisting and in full force and effect.

Section 5.12          Actions Pending.  There is no Action, claim, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the Knowledge of ActiveCare, threatened against ActiveCare or any Subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in Schedule 5.12, there is no Action, claim, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the Knowledge of ActiveCare, threatened, against or involving ActiveCare, any Subsidiary or any of their respective properties or assets. There are no outstanding Orders or awards of any court, arbitrator or Governmental Entity against ActiveCare or any Subsidiary or any officers or directors of ActiveCare or Subsidiary in their capacities as such.

Section 5.13          Compliance with Law. The business of ActiveCare and its Subsidiaries has been and is presently being conducted in accordance with all applicable Laws, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect. ActiveCare and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.14          Taxes. ActiveCare and each of its Subsidiaries has accurately prepared and filed all federal, state, foreign and other tax returns required by Law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of ActiveCare and its Subsidiaries for all current taxes and other charges to which ActiveCare or any Subsidiary is subject and that are not currently due and payable. None of the federal income tax returns of ActiveCare or any Subsidiary have been audited by the Internal Revenue Service. ActiveCare has no Knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against ActiveCare or any Subsidiary for any completed tax period, nor of any basis for any such assessment, adjustment or contingency.

Section 5.15          Certain Fees.  Except as set forth on Schedule 5.15 hereto, no brokers, finders or financial advisory fees or commissions will be payable by ActiveCare or any Subsidiary or any HG Shareholder with respect to the transactions contemplated by this Agreement. The HG Shareholders shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an HG Shareholder pursuant to written agreements executed by such HG Shareholder which fees or commissions shall be the sole responsibility of such HG Shareholder) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

Section 5.16         Disclosure. Neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to HG or the HG Shareholders by or on behalf of ActiveCare or any Subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 5.17          Intellectual Property. ActiveCare and each of its Subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in Schedule 5.17 hereto, and all rights with respect to the foregoing, that are necessary for the conduct of its business as now conducted without any conflict with the rights of others (the “Intellectual Property”). There are no material options, licenses or agreements relating to the Intellectual Property, nor is ActiveCare or any Subsidiary bound by or a party to any material options, licenses or agreements relating to the patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names or copyrights of any other person or entity. There is no claim or Action or proceeding pending or, to ActiveCare’s Knowledge, threatened that challenges the right of ActiveCare or any Subsidiary with respect to any Intellectual Property or challenges the validity or scope of any Intellectual Property owned or licensed by ActiveCare or any Subsidiary.  There is no claim or Action or proceeding pending or, to ActiveCare’s Knowledge, threatened by others that ActiveCare or any Subsidiary violates any patent, trademark, copyright, trade secret or other proprietary right of others. ActiveCare is unaware of any reasonably discernable facts or circumstances that might give rise to any claim, Action or proceeding against ActiveCare or any Subsidiary for infringement of any issued patent, trademark, or copyright of any third party.

Section 5.18          Environmental Compliance. ActiveCare and each of its Subsidiaries have obtained all approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Entities, or from any other person, that are required under any Environmental Laws and used in its business or in the business of any of its Subsidiaries, unless the failure to possess such approvals, authorizations, certificates, consents, licenses, orders or permits, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. “Environmental Laws” shall mean all applicable Laws relating to the protection of the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, ActiveCare and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws and there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting ActiveCare or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental Liability, or otherwise form the basis of any claim, Action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 5.19          Books and Record Internal Accounting Controls. The books and records of ActiveCare and its Subsidiaries accurately reflect in all material respects the information relating to the business of ActiveCare and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of ActiveCare or any Subsidiary. Except as disclosed in the Commission Documents, ActiveCare and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of ActiveCare, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. Except as disclosed in Schedule 5.19, ActiveCare has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for ActiveCare and its Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to ActiveCare, including its Subsidiaries, is made known to the certifying officers by others within those entities.

Section 5.20          Material Agreements. Neither ActiveCare nor any Subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or applicable form (collectively, “Material Agreements”) if ActiveCare or any Subsidiary were registering securities under the Securities Act that has not been so filed. ActiveCare and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any Material Agreements now in effect, the result of which could cause a Material Adverse Effect. Except as set forth on Schedule 5.20 hereto, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of ActiveCare or of any Subsidiary limits or shall limit the payment of dividends on any capital stock of ActiveCare.

Section 5.21         Transactions with Affiliates. Except as set forth in Schedule 5.21 hereto there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) ActiveCare or any Subsidiary on the one hand, and (b) on the other hand, any officer or director of ActiveCare, or any of its Subsidiaries, or any person owning 5% or more of any class of ActiveCare’s voting securities or any member of the immediate family of such officer, director or stockholder or any corporation or other entity controlled by such officer, director or stockholder, or a member of the immediate family of such officer, director or stockholder.

Section 5.22          Employees. Neither ActiveCare nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Except as set forth on Schedule 5.22 hereto, neither ActiveCare nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by ActiveCare or such Subsidiary. No officer, consultant or key employee of ActiveCare or any Subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the Knowledge of ActiveCare, has any present intention of terminating his or her employment or engagement with ActiveCare or any Subsidiary.

Section 5.23          Absence of Certain Developments. Except as set forth on Schedule 5.23 hereto, since September 30, 2008 neither ActiveCare nor any Subsidiary has:

(a)       issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

(b)      borrowed any amount or incurred or become subject to any Liabilities except current Liabilities incurred in the ordinary course of business that are comparable in nature and amount to the current Liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of ActiveCare’s or such Subsidiary’s business;

(c)      discharged or satisfied any Lien or paid any Liability, other than current Liabilities paid in the ordinary course of business;

(d)      declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

(e)      sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(f)       sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchasers or their representatives;

(g)      suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business from an existing customer;

(h)      made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(i)        made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(j)       entered into any other contract or agreement involving payment obligations of more than $25,000 other than in the ordinary course of business, or entered into any other material contract or agreement involving payment obligations of more than $50,000 or performable over a period of more than one year, whether or not in the ordinary course of business;

(k)       made charitable contributions or pledges in excess of $10,000;

(l)        suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(m)      experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(n)       entered into an agreement, written or otherwise, to take any of the foregoing actions.

Section 5.24          Investment Company Act Status. ActiveCare is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.25          ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by ActiveCare or any of its Subsidiaries that is or would be materially adverse to ActiveCare and its Subsidiaries. The execution and delivery of this Agreement and the issuance and sale of the Merger Shares will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code, provided that, if any of the HG Shareholders, or any person or entity that owns a beneficial interest in any of the HG Shareholders, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which ActiveCare is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 5.25, the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) that is or has been established or maintained, or to which contributions are or have been made, by ActiveCare or any Subsidiary or by any trade or business, whether or not incorporated, which, together with ActiveCare or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

Section 5.26          Sarbanes-Oxley Act.  Except as disclosed in Schedule 5.26, ActiveCare is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder that are effective, and intends to comply with other applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder upon the effectiveness of such provisions.

Section 5.27          DTC Status
.  ActiveCare’s current transfer agent is a participant in and the ActiveCare Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email address of ActiveCare’s transfer agent is set forth on Schedule 5.27 hereto.

Section 5.28          Insurance.  Except as disclosed in Schedule 5.28, ActiveCare and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which ActiveCare and its Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage of at least $2 million. To the best of ActiveCare’s Knowledge, such insurance contracts and policies are valid and in full force and effect. Neither ActiveCare nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.29          Foreign Corrupt Practices. Neither ActiveCare nor any Subsidiary, nor to the Knowledge of ActiveCare, any agent or other Person acting on behalf of ActiveCare or any Subsidiary, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by ActiveCare (or made by any person acting on its behalf of which ActiveCare is aware) which is in violation of Law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.30          Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between ActiveCare and an unconsolidated or other off balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP and that would be reasonably likely to have a Material Adverse Effect.

Section 5.31         No Disagreements with Accountants. There are no unresolved disagreements regarding ActiveCare’s accounting policies presently existing, or reasonably anticipated by ActiveCare to arise, between ActiveCare and the accountants formerly or presently employed by ActiveCare. ActiveCare’s accountants are set forth in the Schedule 5.31 hereto. To ActiveCare’s Knowledge, such accountants are an independent registered public accounting firm as required by the Securities Act.

Section 5.32         Material Non-Public Information.  Except with respect to the transactions contemplated hereby, ActiveCare has not provided HG or its agents or counsel with any information that ActiveCare believes constitutes material non-public information.

Section 5.33         Solvency.  Except as disclosed in Schedule 5.33, ActiveCare has not taken any steps to seek protection pursuant to any bankruptcy Law nor does ActiveCare have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual Knowledge of any fact which would reasonably lead a creditor to do so.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

As a material inducement to HG and the HG Shareholders to enter into this Agreement, ActiveCare represents and warrants to HG and the HG Shareholders as of the date hereof and the Closing Date, as follows:

Section 6.1           Organization, Good Standing and Power.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

Section 6.2            No Business Conducted.  Merger Sub has not conducted any business nor will it conduct any business prior to Closing Date.

Section 6.3            Authority and Enforceability.  Merger Sub has the requisite corporate power and authority to enter into and perform this Agreement and otherwise carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Merger Sub and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of Merger Sub or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by Merger Sub. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1            Regulatory Approvals.  Each of the Parties hereto will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Entities in connection with the Merger.  HG and ActiveCare will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to obtain as promptly as practicable, all consents, approvals, authorizations, and clearances of the Governmental Entities necessary to consummate the Merger, (b) provide such other information and communications to such Governmental Entities as such Governmental Entities may reasonably request, and (c) cooperate with each other in obtaining, as promptly as practicable, all approvals, consents, authorizations, and clearances of any Governmental Entities in connection with this Agreement or the transactions contemplated hereby.

Section 7.2            Public Announcements.  None of the Parties shall issue or release any public announcement, press release, statement or acknowledgment of the existence of, or the terms, conditions and status of, the transactions provided for herein, without the prior approval of the other as to the content and time of release of and the media in which such statement or announcement is to be made.  Provided that the other Parties receive prompt notice prior to any disclosure, nothing contained herein shall prevent any Party at any time from furnishing any information to any Governmental Entity if required by applicable Law.

Section 7.3            Tax-Free Reorganization.  Notwithstanding anything herein to the contrary, each of Merger Sub, ActiveCare and HG shall use reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.  Merger Sub shall, and shall cause the Surviving Corporation and ActiveCare to, report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code.

Section 7.4            Further Action; Further Assurances.  Following the Closing, each of ActiveCare and HG shall execute such documents and other instruments and take such further actions as may reasonably be required to carry out the provisions hereof and consummate the Merger.

ARTICLE VIII
SURVIVAL AND RELATED MATTERS

Section 8.1            Survival; Effect of Closing on Representations, Warranties and Covenants.  The representations and warranties contained in ARTICLE IV, ARTICLE V and ARTICLE VI of this Agreement (and any right or remedy based on a breach or alleged breach of such representations and warranties) shall survive until the first anniversary of the Closing Date, provided, however, that the representations and warranties in Sections 4.1, 4.2 and 4.3, Sections 5.1 and 5.2 and 5.3 and Sections 6.1, 6.2 and 6.3 shall survive indefinitely.

Section 8.2            Indemnification.

(a)       HG Indemnification. Each of (i) HG and (ii) the HG Shareholders, subject to the limitation set forth in Section 8.3, shall indemnify ActiveCare and the Surviving Corporation, their respective officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “HG Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse such HG Indemnitees in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such HG Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)           any breach of any representation or warranty made by HG contained in this Agreement or the assertion by any third party of facts which, if proven, would constitute any such breach; or

(ii)           the breach of any covenant or agreement made by HG contained in this Agreement, or the assertion by any third party of facts which, if proven, would constitute any such breach.

(b)      ActiveCare Indemnification.  The Surviving Corporation shall indemnify HG, the HG Shareholders and any Affiliates of HG prior to the Merger, and each of their officers, directors, employees, agents, representatives, successors and permitted assigns (the “ActiveCare Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse such ActiveCare Indemnitees in respect of any Loss which any such ActiveCare Indemnitee may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)           any breach of any representation or warranty made by ActiveCare or Merger Sub contained in this Agreement or the assertion by any third party of facts which, if proven, would constitute any such misrepresentation or breach; or

(ii)           the breach of any covenant or agreement made by ActiveCare, Merger Sub or the Surviving Corporation contained in this Agreement, or the assertion by any third party of facts which, if proven, would constitute any such breach.

(c)       Procedure.  If a Person is entitled to indemnification under this ARTICLE VIII, such Party (the “Indemnified Party”) shall give written notice to the Party obligated hereunder to provide such indemnification (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party or discovering the liability, obligation or facts giving rise to such claim for indemnification (such claim a “Third-Party Claim”), describing the claim, and the basis thereof, together with the amount of, or if not then reasonably ascertainable, the estimated amount, determined in good faith, of the Indemnified Party’s Losses in respect of such Third-Party Claim (such notice, the “Claim Notice”); provided that the failure to promptly provide to the Indemnifying Party the Claim Notice shall not relieve the Indemnifying Party of its or his Liabilities hereunder except to the extent such failure shall have harmed the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this ARTICLE VIII, the Indemnified Party shall promptly provide a Claim Notice to the Indemnifying Party.  The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 8.2, and, if it accepts such liability, whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim, provided, however, that the Indemnifying Party shall only be permitted to assume such defense so long as the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

Section 8.3           Limitations on Recoverable Losses. Notwithstanding anything to the contrary that may be contained herein, neither Harborview nor Gemini shall be liable to ActiveCare or any ActiveCare Indemnitee for any claims or Liabilities that may arise under this Agreement, including, without limitation, pursuant to Section 8.2 above, in each case, in an amount in excess of $250,000 ($500,000 total cap if aggregated together).

ARTICLE IX
CONDITIONS TO THE MERGER

Section 9.1            Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of ActiveCare and HG:

(a)       Shareholder Approval.  This Agreement and the Merger shall have been approved and adopted by the unanimous vote of the HG Shareholders.

(b)       No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, that makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c)       Representations and Warranties.The representations and warranties set forth in ARTICLE IV, ARTICLE V and ARTICLE VI above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

ARTICLE X
ANTI-DILUTION PROTECTION

Section 10.1          Anti-dilution Protection.  At any time following the Effective Time and until such time that at least $50,000 of the ActiveCare Common Stock shall trade on a Trading Market (as defined below) for twenty (20) consecutive Trading Days (as defined below), in the event ActiveCare or any of its Subsidiaries sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any ActiveCare Common Stock or Common Stock Equivalents entitling any Person to acquire shares of ActiveCare Common Stock at an effective price per share that is lower than $1.75 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification, merger, business consolidation or similar transaction) after the Closing Date (a “Dilutive Issuance”), then ActiveCare shall issue to the HG Shareholders an additional number of shares of ActiveCare’s Common Stock free of charges so as to maintain each such shareholder’s percentage interest of the outstanding shares of ActiveCare Common Stock as determined immediately prior to such Dilutive Issuance (assuming the issuance of all such additional shares of Common Stock and the exercise and conversion of all such Common Stock Equivalents, in each case forming the basis of the Dilutive Issuance).

Section 10.2          Certain Defined Terms.

(a)       “Common Stock Equivalents” means any securities of ActiveCare or its Subsidiaries which would entitle the holder thereof to acquire at any time any ActiveCare Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, ActiveCare Common Stock.

(b)       “Trading Day” means (i) a day on which the ActiveCare Common Stock is traded on a registered national stock exchange or (ii) if the ActiveCare Common Stock is not traded on any registered national stock exchange, a day on which the ActiveCare Common Stock is traded on the OTC Bulletin Board.

(c)       “Trading Market” means the following markets or exchanges on which the ActiveCare Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCBB.

ARTICLE XI
GENERAL

Section 11.1         Usage.  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.  “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form.  Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented by succession of comparable successor Laws.  References to a Person are, unless the context otherwise requires, also to its successors and assigns.  “Shall” and “will” have equal force and effect.  “Hereof,” “herein,” “hereunder” and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto.  The term “ordinary course of business” shall mean the ordinary course of business consistent with past practice.  References to “the date of this Agreement,” “the date hereof” or words of like import shall mean September 4, 2009.  References in an instrument to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument.  References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa.

Section 11.2         Costs and Expenses.  ActiveCare shall bear the costs and expenses in connection with this Agreement and the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated hereby are consummated.

Section 11.3          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

Section 11.4         Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

Section 11.5         Notice.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the Parties hereto at the following addresses or facsimile numbers:

If to ActiveCare,	ActiveCare, Inc.
the Surviving	5095 West 2100 South
Corporation	Salt Lake City, UT 84120
or Merger Sub:	Attention: James J. Dalton, CEO
Facsimile No.: (801) 974-9553

with a copy to	Durham Jones & Pinegar, P.C.
(which shall not	111 East Broadway, Suite 900
constitute notice):	Salt Lake City, Utah 84111
Attention: Kevin R. Pinegar
Facsimile No.: (801) 415-3500

If to HG:	HG Partners, Inc.
c/o Harborview Advisors, LLC
850 Third Avenue, Suite 1801
New York, New York 10022
Attention: Richard Rosenblum, President
Facsimile: (646) -218-1401

with a copy to:	Haynes and Boone, LLP
(which shall not	1221 Avenue of the Americas, 26th Floor
constitute notice):	New York, New York 10022
Attention: Rick A. Werner, Esq.
Facsimile No.: (212) 884-8234

and

Peter J. Weisman, P.C.
767 Third Avenue, 6th Floor
New York, New York 10017
Facsimile No. (212) 676-5665

If to Harborview:	c/o Harborview Advisors, LLC
850 Third Avenue, Suite 1801
New York, New York 10022
Attention: Richard Rosenblum
Facsimile: (646) -218-1401

with a copy to:	Haynes and Boone, LLP
(which shall not	1221 Avenue of the Americas, 26th Floor
constitute notice):	New York, New York 10022
Attention: Rick A. Werner, Esq.
Facsimile No.: (212) 884-8234

If to Gemini:	c/o Gemini Strategies, LLC
135 Liverpool Drive, Suite C
Cardiff, California 92007
Attention: Steven Winters
Facsimile: (858) 509-8808

with a copy to:	Peter J. Weisman, P.C.
(which shall not	767 Third Avenue, 6th Floor
constitute notice):	New York, New York 10017
Facsimile No. (212) 676-5665

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 11.5, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 11.5, upon confirmed receipt, (y) if delivered by mail as provided in this Section 11.5, upon the earlier of the fifth business day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 11.5, upon the earlier of the second business day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.5.  Any Party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other Parties hereto notice in the manner set forth herein.

Section 11.6         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

Section 11.7         Representation by Counsel; No Inferences.  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived.  If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 11.8         Divisions and Headings.  The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

Section 11.9          No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

Section 11.10        Amendment and Waiver.  This Agreement and any Schedule attached hereto may be amended only by agreement in writing of all Parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 11.11       Schedules.  Each Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Schedules need not be attached to each copy of this Agreement.  The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by HG or ActiveCare that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect.  Further, any fact or item which is clearly disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

Section 11.12        Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in two or more counterparts and by different Parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when two or more counterparts have been signed by each Party and delivered to the other Party.

Section 11.13        Entire Agreement.  This Agreement (including the Schedules hereto, which are incorporated herein by reference and made a part hereof) constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties hereto, written or oral, with respect to such subject matter.

Section 11.14        Remedies Not Exclusive.  All rights and remedies that are available under this Agreement are cumulative and are in addition to any and all other rights and remedies that are otherwise available either at law, equity or otherwise, including such Party’s right to specific performance, where applicable.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

HG PARTNERS, INC.

By:	/s/ Richard Rosenblum
Name:	Richard Rosenblum
Title:	President

ACTIVECARE NEVADA, INC.

By:	/s/ James J. Dalton
Name:	James J. Dalton
Title:	President

ACTIVECARE, INC.

By:	/s/ James J. Dalton
Name:	James J. Dalton
Title:	President

HARBORVIEW MASTER FUND, LP

By:	/s/ David Sims
Name:	David Sims
Title:	Navigator Management Ltd., Authorized Signatory

GEMINI MASTER FUND, LTD.

By:	/s/ Steven W. Winters
Name:	Steven W. Winters
Title:	President of the Investment Manager

[Signature Page to Agreement and Plan of Merger]